UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 21, 2015

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 21, 2015, the Company held a Special Meeting of Stockholders (the “Special Meeting”) at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota. Greg Lea, Secretary, Chief Financial Officer and Chief Operating Officer of the Company, presided. At the Special Meeting, the Company’s stockholders approved each of the following proposals set forth in the Company’s Definitive Proxy Statement on Schedule 14A (the “Special Meeting Proxy Statement”), which was filed with the Securities and Exchange Commission and mailed to the Company’s stockholders on or about November 23, 2015:

Proposal 1:

The Company’s stockholders authorized an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) to effect a reverse stock split as described in the Special Meeting Proxy Statement at the discretion of the Company’s Board of Directors, as set forth below.

Votes For	Votes Against	Abstentions
67,873,645	10,795,679	494,986

Proposal 2:

The Company’s stockholders approved an amendment to the Certificate to increase the number of shares of the Company’s common stock authorized for issuance to 150 million shares, effective after the reverse stock split, as set forth below:

Votes For	Votes Against	Abstentions
60,184,619	18,166,312	813,379

Proposal 3:

The Company’s stockholders approved, for purposes of complying with NASDAQ Listing Rule 5635(d), of the issuance of shares of the Company’s common stock underlying convertible notes and warrants issued by the Company pursuant to the terms of that certain securities purchase agreement (the “Purchase Agreement”), dated November 4, 2015, between the Company and the investors named therein (the “Investors”), as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
35,776,016	4,946,710	362,923	38,078,661

Proposal 4:

The Company’s stockholders approved one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there were not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3, as set forth below:

Votes For	Votes Against	Abstentions
64,872,261	13,480,429	811,620

Item 8.01	Other Events.

On December 23, 2015, the Company issued a press release announcing that the Company’s Board of Directors had approved a one (1) for fifteen (15) reverse split of the Company’s outstanding common stock, $0.01 par value per share (the “Reverse Stock Split”). The Company expects that the Reverse Stock Split will be effective for trading purposes upon the commencement of trading on January 7, 2016, at which point the Company’s common stock will begin trading on a split adjusted basis on the NASDAQ Capital Market. The Reverse Stock Split was approved by the Company’s stockholders at the Special Meeting held on December 21, 2015.

The Reverse Stock Split will also decrease the number of shares of common stock authorized by the Certificate proportionately, and proportional adjustments will be made to the Company’s outstanding stock options and warrants as well. The Reverse Stock Split will not affect the par value of the Company’s stock or the number of shares of preferred stock authorized by the Certificate. The Company will not issue any fractional shares as a result of the Reverse Stock Split. Instead, fractional shares of common stock will be rounded up to the nearest whole share and any fractional shares issuable pursuant to stock options or warrants will be rounded down to the nearest whole share. After the effectiveness of the Reverse Stock Split, the stockholders will receive information from Wells Fargo Bank N.A., the Company’s transfer agent, regarding the process for exchanging their shares.

Additionally, at the Special Meeting, the stockholders approved an amendment to the Certificate to increase the number of shares of the Company’s common stock authorized for issuance to 150 million shares, which the Company will file upon the effectiveness of the Reverse Stock Split.

The Reverse Stock Split is being effected as part of the Company’s plan to regain compliance with the $1.00 minimum bid price continued listing requirement of the NASDAQ Capital Market. As previously disclosed, the Company received a letter from the NASDAQ Listing Qualifications Staff on August 12, 2015 indicating that the bid price of the Company’s common stock for the last 30 consecutive trading days had closed below the minimum of $1.00 per share required for continued listing.

After the Reverse Stock Split is effective, under the terms of the Purchase Agreement, the Company and the Investors may hold the second and third closings of the $25.0 million of Senior Amortizing Convertible Notes (the “Notes”) and warrants (“Warrants”) that are issuable under the Purchase Agreement. On November 9, 2015, $1.5 million of the Notes and Warrants were issued at the initial closing, with the balance to be issued in two tranches of $11.0 million and $12.5 million. The second closing will occur after the implementation of the Reverse Stock Split, and the third closing will occur 45 days after the second closing. The Company currently intends to use the net proceeds from this offering to continue its commercialization efforts for the vBloc® Neurometabolic Therapy, for clinical and product development activities and for other working capital and general corporate purposes.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Operating Officer

Date: December 23, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 23, 2015.